EXHIBIT 10.1

RANGEVIEW/PURE CYCLE
WISE PROJECT FINANCING AND SERVICE AGREEMENT

This RANGEVIEW/PURE CYCLE WISE PROJECT FINANCING AND SERVICE AGREEMENT (“Agreement”) is entered into and effective as of the 10 day of November, 2014 (the “Effective Date”), by and between RANGEVIEW METROPOLITAN DISTRICT, a quasi-municipal corporation and political subdivision of the State of Colorado acting by and through its Water Activity Enterprise (“Rangeview” or the “District”) and PURE CYCLE CORPORATION, a Colorado corporation (“Pure Cycle”), (each a “Party” and, collectively, the “Parties”).

RECITALS

A.           Capitalized terms used, but not defined, in these Recitals shall have the meanings ascribed to them in Article I of this Agreement.

B.           Rangeview is a special district organized pursuant to Title 32 of the Colorado Revised Statues with the power, among other powers, to supply water.

C.           Rangeview’s water activity enterprise was established by resolution of Rangeview adopted at a public meeting of its Board of Directors on September 11, 1995, and effective as of the date of its adoption.

D.           Rangeview has entered into and is a Member as such term is defined in and pursuant to the provisions of the South Metro Water WISE Authority Formation and Organizational Intergovernmental Agreement Forming the WISE Authority, dated effective as of December 31, 2013 (as may be modified or amended from time to time, the “WISE Authority IGA”).

E.           The South Metro Water WISE Authority (the “WISE Authority”) has entered into the WISE Agreement with the City and County of Denver acting by and through its Board of Water Commissioners (“Denver Water”), the City of Aurora acting by and through its Utility Enterprise (“Aurora”), dated effective as of December 31, 2013 (as may be modified or amended from time to time, the “WISE Delivery Agreement”).

F.           In its capacity as a Member, Rangeview is financially obligated to fund its obligations as set forth in the WISE Authority IGA and the WISE Delivery Agreement (the “WISE Funding Obligations”).

G.           Rangeview has entered into that certain Agreement for Purchase and Sale of Western Pipeline Capacity, dated 11/19, 2014, with Centennial Water and Sanitation District, Cottonwood Water and Sanitation District, Dominion Water and Sanitation District, and Inverness Water and Sanitation District, to purchase certain of the shares of such entities in the East Cherry Creek Valley Western Pipeline and the State Land Board Pipeline, as defined therein (the “Western and SLB Pipeline PSA”).

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H.           Pursuant to the Western and SLB Pipeline PSA, Rangeview is responsible for payment of the purchase price for the Purchased Shares, as defined therein (“Western and SLB Pipeline PSA Obligations”).

I.           Once acquired, the Purchased Shares shall be referred to herein as “Rangeview Western and SLB Pipeline Assets.”

J.           Rangeview currently does not have sufficient revenues to assure it will be able to fund its WISE Funding Obligations or the Western and SLB Pipeline PSA Obligations (collectively, the “WISE Project Funding Obligations”) in a timely way.

K.           Section 14.G of the WISE Authority IGA grants Members the absolute right to assign their respective Pro Rata Share and rights thereunder to a financing entity.

L.           Pursuant to the terms set forth herein, Rangeview and Pure Cycle have agreed that Pure Cycle shall be the financing entity for Rangeview with respect to Rangeview’s WISE Project Funding Obligations and Rangeview’s representative with respect to other Member obligations under the WISE Authority IGA and the WISE Delivery Agreement.

M.           Pure Cycle is the exclusive water and wastewater service provider for the area Rangeview is authorized to serve (“Service Area”) and, as more specifically set forth in the Wastewater Service Agreement dated January 22, 1997, the Agreement for Sale of Export Water dated April 11, 1996, the Amended and Restated Service Agreement dated July 11, 2014, and such other contracts for service that Rangeview may enter into in the future (collectively, these agreements, as the same may be modified or amended from time to time, are referred to as the “Operator Agreements”).

N.           Pursuant to the Operator Agreements, Pure Cycle is responsible for acquiring a portfolio of water rights and developing the water delivery infrastructure necessary to provide Rangeview Customers (as defined herein) adequate and reliable water service on a permanent basis.

O.           Pure Cycle, as an operator of water and wastewater systems, has the technical and financial capacity to expand its role as defined in the Operator Agreements to include becoming the financing entity and Member representative for Rangeview under the WISE Authority IGA and the WISE Delivery Agreement and the operator for providing wholesale and retail water service to Rangeview Customers.

P.           This Agreement sets forth the respective rights and obligations of the Parties with respect to Pure Cycle’s delivery on Rangeview’s behalf of wholesale water to Rangeview Customers who enter into Wholesale Water Service Contracts (as defined herein).

Q.           As consideration for Pure Cycle’s performance of its obligations as the financing entity and operator as set forth in this Agreement, it is the intent of the Parties that the rate of fees and charges paid by Rangeview Customers for receipt of wholesale water service shall be paid to Pure Cycle as more specifically set forth herein.

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R.           The scope of services to be provided by Pure Cycle under this Agreement does not include delivery of retail water service, it being acknowledged by the Parties that delivery of retail water service by Pure Cycle to Rangeview Customers shall be as set forth in one or more separate agreements which will include, inter alia, provisions regarding the rates to be charged for retail water and amounts payable to Pure Cycle for retail water service delivery.

S.           Rangeview has determined that the execution of this Agreement will serve a public purpose and promote the health, safety, prosperity and general welfare of current and future Rangeview Customers.

NOW, THEREFORE, in consideration of the Recitals set forth above, all of which are fully incorporated herein and made an integral part of this Agreement, the mutual covenants and agreements contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

COVENANTS AND AGREEMENTS

ARTICLE I
DEFINITIONS

1.1           Definitions.  Capitalized terms used, but not defined, in this Agreement shall have the meanings ascribed to them in the WISE Authority IGA, such terms include, but shall not be limited to, Member(s), WISE Project, Core WISE Project Infrastructure, Local Infrastructure, Member’s Pro Rata Share, Take-or-Pay Commitment, WISE Authority, Excess Deliveries, WISE Raw Water Rate, Delivery Year, and the Colorado River Cooperative Agreement.

1.2           C.R.S. means the Colorado Revised Statutes as amended from time to time.

1.3           Construction Schedule has the meaning set forth in Section 6.2.

1.4           Effective Date has the meaning set forth in the first paragraph of this Agreement.

1.5           Facilities means, collectively, Rangeview’s WISE Assets and Rangeview’s Western and SLB Pipeline PSA Assets, together with Pure Cycle WISE Delivery Infrastructure.

1.6           Notice of Payment means the notice of payment of a WISE Project Funding Obligation that Rangeview is required to provide to Pure Cycle in accordance with Section 5.3.

1.7           Operator Agreements has the meaning set forth in Recital M.

1.8           Pure Cycle means Pure Cycle Corporation, a Colorado corporation, and includes any successors or assigns.

1.9           Pure Cycle WISE Delivery Infrastructure means, for the purposes of this Agreement, all or a portion of the improvements and facilities that may be required to receive, transport, store, treat and deliver WISE Project water from the Core WISE Infrastructure to the water distribution system operated by Pure Cycle under the Operator Agreements for delivery of water from the WISE Project to Rangeview Customers.  For purposes of clarification, Pure Cycle WISE Delivery Infrastructure is anticipated to be as generally depicted on Exhibit A, attached hereto, which Exhibit A may be amended or supplemented from time to time in accordance with actual development of the Pure Cycle WISE Delivery Infrastructure by mutual agreement of the Parties without formal amendment of this Agreement.

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WISE Delivery Infrastructure is anticipated to be as generally depicted on Exhibit A, attached hereto, which Exhibit A may be amended or supplemented from time to time in accordance with actual development of the Pure Cycle WISE Delivery Infrastructure by mutual agreement of the Parties without formal amendment of this Agreement.

1.10           Rangeview means Rangeview Metropolitan District, a quasi-municipal corporation and political subdivision of the State of Colorado, and includes any successors or assigns.

1.11           Rangeview Customers means entities or persons that contract with Rangeview to obtain wholesale or retail water service pursuant to an agreement for water service inclusive of, but not limited to, any Wholesale Water Service Contract as contemplated herein.

1.12           Rangeview’s WISE Assets means, collectively, Rangeview’s Member Pro Rata Share and allocated ownership interest in Core WISE Infrastructure and the Rangeview Western and SLB Pipeline Assets.

1.13           Rangeview’s WISE Costs has the meaning set forth in Section 8.2.b.

1.14           Schedule of Fees means the schedule of tap fees, usage charges and service charges, including late payment charges and/or penalties imposed on Rangeview Customers as the same may be amended from time to time pursuant to Rangeview’s Rules and Regulations.

1.15           State means the State of Colorado.

1.16           Wholesale Water Service Contract means, for the purposes of this Agreement, the agreement (or agreements) entered into by Rangeview Customers to receive wholesale water service which may include water from the WISE Project via Pure Cycle WISE Delivery Infrastructure and/or other water supplies.

1.17           WISE Executive Board means the executive board of the WISE Authority.

1.18           WISE Authority IGA has the meaning set forth in Recital D

1.19           WISE Delivery Agreement has the meaning set forth in Recital E.

1.20           WISE Funding Account means a segregated accounting to be established by Rangeview for the purpose of receiving deposits from Pure Cycle and making payments to the WISE Authority to satisfy Rangeview’s WISE Project Funding Obligations in accordance with Article V of this Agreement.

1.21           WISE Project Funding Obligations has the meaning set forth in Recital J.

1.22           WISE Wholesale Delivery Rate means the pricing for wholesale water delivery from the WISE Project to Rangeview Customers as determined in accordance with Section 8.1.

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ARTICLE II
INTENT OF THE PARTIES

2.1           Purpose of Agreement.  This Agreement shall be governed, in general, by the following provisions in this Section 2.1.  The Parties agree that the statements of intention set forth in this Section 2.1 are essential to the proper interpretation of this Agreement and are intended to clarify the general intent of specific provisions contained herein.  The following statements are illustrative of the Parties’ intentions and while they are to be used to construe and govern this Agreement, they are not intended to constitute an all-inclusive statement of intentions of the Parties.  References shall also be made to the Operator Agreements, the WISE Authority IGA and the WISE Delivery Agreement for purposes of construing this Agreement.

(a)           Rangeview is and shall remain the owner of Rangeview’s WISE Assets.

(b)           As the exclusive water and wastewater service provider for Rangeview, Pure Cycle has and will continue to make significant investments in (i) acquiring by purchase, lease and other instruments a portfolio of water rights sufficient to provide Rangeview Customers adequate and reliable water service on a permanent basis; and (ii) financing, constructing, operating and maintaining wholesale water delivery infrastructure for the delivery of such water service.

(c)           In consideration of Pure Cycle’s performance of its obligations under and subject to the terms and conditions of this Agreement, including, without limitation, costs paid or incurred by Pure Cycle for payment of WISE Project Funding Obligations and financing, constructing and operating the Pure Cycle WISE Delivery Infrastructure as more specifically set forth herein, Pure Cycle shall have (i) exclusive use and reuse rights to the Rangeview WISE Assets; and (ii) the right to receive the fees, rates, tolls and charges established and received by Rangeview pursuant to the Schedule of Fees.

(d)           This Agreement governs the relationship between the Parties with respect solely to the Rangeview WISE Assets and the utilization of same as component elements, but not the only elements, of the water rights and delivery system to be financed, constructed, owned and maintained by Pure Cycle for the purpose of serving Rangeview Customers, and nothing herein shall be interpreted or construed as preventing or otherwise limiting the rights of the Parties to enter into other agreements with one another and/or other entities as each, in its sole discretion, may determine are necessary or appropriate to provide adequate and reliable water service on a permanent basis to Rangeview Customers.

(e)           The Parties acknowledge that Rangeview Customers may enter into Wholesale Water Service Contracts in reliance upon the performance of Pure Cycle and Rangeview of their respective obligations under this Agreement, and it is the intent of the Parties hereto that Rangeview Customers will receive reliable, uninterrupted water service.  Notwithstanding any provision to the contrary in this Agreement, the Parties agree that any Wholesale Water Service Contract shall authorize such Rangeview Customer to cure any default by Rangeview and/or Pure Cycle under the WISE Authority IGA or WISE Delivery Agreement to the extent necessary to avoid suspension or termination of delivery of the WISE Project water which it is entitled to receive.

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(f)           To the extent, if any, that the terms of this Agreement are in conflict with or contrary to the terms of the WISE Authority IGA, the provisions of the WISE Authority IGA shall control and govern the conduct of the Parties hereto.

ARTICLE III
RIGHTS OF PURE CYCLE

3.1           Assignment and Assumption of WISE Authority IGA.  Rangeview hereby assigns, and Pure Cycle, in its capacity as Rangeview’s financing entity, hereby assumes all rights and obligations of Rangeview as a Member under the WISE Authority IGA as authorized in the last paragraph of Section 14.G therein.

3.2           Appointment to WISE Authority; WISE Executive Board.  Rangeview hereby appoints Pure Cycle’s chief executive officer (or such other person as may be designated by Pure Cycle’s chief executive officer) as Rangeview’s representative to the WISE Authority with the authority to vote on Rangeview’s behalf on all matters that come before the WISE Authority and, to the extent authorized under the WISE Authority IGA, serve on the WISE Executive Board; provided, however, the written approval of the Rangeview board of directors shall be required prior to any vote of Rangeview’s representative on any matter which would increase or otherwise modify the financial or legal obligations or adversely affect the rights of Rangeview under the WISE Authority IGA and/or the WISE Delivery Agreement.

3.3           Grant of Rangeview WISE Assets Use Rights.  In accordance with the provisions of this Agreement, Rangeview hereby grants to Pure Cycle the sole and exclusive rights to use Rangeview’s WISE Assets as Rangeview’s agent for the providing of water service to Rangeview Customers.

ARTICLE IV
PURE CYCLE OBLIGATIONS

4.1           WISE Agreements.  By execution of this Agreement, Pure Cycle, as the financing entity and service provider to Rangeview, consents and agrees to be bound by the provisions of the WISE Authority IGA and, as applicable, the WISE Delivery Agreement.  Pure Cycle shall perform or cause to be performed all of Rangeview’s obligations as a Member under the WISE Authority IGA and WISE Delivery Agreement, including, but not limited to:

(a)           Participate in meetings of the WISE Authority as the voting representative of Rangeview;

(b)           In Pure Cycle’s capacity as the financing entity for Rangeview and in accordance with Section 5.2 of this Agreement, advance funds to Rangeview for payment of Rangeview’s WISE Project Funding Obligations in the amounts and by the due dates as more specifically set forth in the WISE Authority IGA and the WISE Delivery Agreement, including any Late Fees, as defined in Section 9 of the WISE Authority IGA, or other fees, additional costs or charges imposed as a result of any default by Pure Cycle in the performance of any obligation of Rangeview under the WISE Authority IGA;

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(c)           Represent Rangeview in any dispute resolution procedure affecting the rights or obligations of Rangeview pursuant to the procedures set forth in Section 10 of the WISE Authority IGA; provided, however, that Pure Cycle shall notify Rangeview regarding the commencement of any dispute resolution procedure and opportunity for input and/or participation with respect to same, and, Rangeview’s written consent shall be required prior to Pure Cycle’s agreement to resolution of any dispute that would have the effect of diminishing Rangeview’s rights or expanding Rangeview’s obligations under the WISE Authority IGA and WISE Delivery Agreement without Rangeview’s prior written consent;

(d)           Comply with the terms of the WISE Delivery Agreement as required by Section 18 of the WISE Authority IGA; and

(e)           Perform such other obligations and exercise such other rights of Rangeview for the benefit of Rangeview Customers as are set forth in the WISE Authority IGA not specifically enumerated herein.

4.2           Limitation on Pure Cycle’s Obligations.  The Parties acknowledge that the amount of Rangeview’s WISE Project Funding Obligations may change from time to time in accordance with the provisions of the WISE Authority IGA and the WISE Delivery Agreement and, notwithstanding any provision herein to the contrary, nothing in this Agreement shall be interpreted or construed as obligating Pure Cycle to pay WISE Project Funding Obligations that are more expansive in scope and/or require payment of amounts greater than those expressly described in the WISE Authority IGA, the WISE Delivery Agreement, and the Western and SLB Pipeline PSA as of the Effective Date unless Pure Cycle has provided its written consent to such expanded scope and/or increased payment amounts.

ARTICLE V
PAYMENT OF WISE FUNDING OBLIGATIONS

5.1           Establishment of WISE Funding Account.  On or before the Effective Date, Rangeview shall establish the WISE Funding Account for the sole purpose of receiving deposits from Pure Cycle and making payments to the WISE Authority to satisfy Rangeview’s WISE Project Funding Obligations.

5.2           Advance of Funds by Pure Cycle.  Not later than five (5) business days prior to the date on which the payment of any WISE Project Funding Obligation is due, Pure Cycle shall deposit into the WISE Funding Account an amount of good funds equal to the applicable WISE Project Funding Obligation by wire transfer or such other method as may reasonably be required by Rangeview.

5.3           Payment by Rangeview.  On or before the date on which any WISE Project Funding Obligation is due and payable, Rangeview shall transfer to the WISE Authority the required payment amount from the WISE Funding Account and, concurrently with each transfer, provide a notice to Pure Cycle evidencing the date, amount and nature of the payment so made (“Notice of Payment”).  A failure of Rangeview to provide Notice of Payment to Pure Cycle shall not constitute an event of default under Article XI of this Agreement if (i) payment by Rangeview is made when due; and (ii) within five (5) business days of receiving a written demand for Notice of Payment from Pure Cycle, Rangeview provides to Pure Cycle the applicable Notice of Payment.

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5.4           Accounting.  At least quarterly or, upon Pure Cycle’s request, on a periodic basis not more frequently than monthly, Rangeview shall provide Pure Cycle an accounting of the WISE Funding Account showing all amounts deposited therein by Pure Cycle, amounts paid to the WISE Authority and the Sellers under the Western and SLB Pipeline PSA by Rangeview and amounts remaining on deposit.  Rangeview shall comply with State law regarding the preparation of audited financial statements or an application for exemption from audit, as the case may be, and shall provide to Pure Cycle a copy of each audit or application for exemption from audit, as the case may be, at the time the applicable document is filed with the State.

5.5           Escrow Upon Monetary Default by Rangeview.  Upon the occurrence of a monetary default by Rangeview as set forth in Section 11.4, all funds then on deposit in the WISE Funding Account shall be transferred and advances of funds made by Pure Cycle thereafter shall be deposited into an escrow account for the purpose of ensuring the continued payment of Rangeview’s WISE Project Funding Obligations.  The transfer of funds into and distribution of funds from the escrow account shall be in accordance with the terms and conditions of an escrow agreement, the form of which will be prepared and approved by the Parties within ninety (90) days of the Effective Date.  The form of escrow agreement shall (i) require that, upon any monetary default by Rangeview, the transfer of funds on deposit in the WISE Funding Account will be effected automatically and without additional agreement or action by the Parties; and (ii) set forth procedures for selection of an escrow agent.  Notwithstanding any provision herein to the contrary, if the Parties have not agreed upon a form of escrow agreement within the ninety (90) days of the Effective Date, this Agreement shall terminate automatically and be of no force and effect, unless the time period for preparation and approval of an escrow agreement is extended by written agreement of the Parties.

ARTICLE VI
CONSTRUCTION OF PURE CYCLE WISE DELIVERY INFRASTRUCTURE

6.1           General Provisions.  Pure Cycle shall have the right, in its sole discretion, to finance, construct, own, operate and maintain such Pure Cycle WISE Delivery Infrastructure as may be necessary to deliver and utilize WISE Project water to provide wholesale water service to Rangeview Customers, subject to applicable terms and limitations set forth in the WISE Authority IGA, WISE Delivery Agreement and this Agreement.

6.2           Construction Schedule/Contracts. Pure Cycle shall cause construction of Pure Cycle WISE Delivery Infrastructure to provide wholesale water service to meet the demand for water of the Rangeview Customers and shall do so in a commercially reasonable time and manner consistent with prudent water service practice in Colorado, subject to the receipt of all necessary governmental approvals. Upon receiving a written request for water service from a Rangeview Customer, Rangeview shall give Pure Cycle written notice of such request. Within thirty (30) days after receipt of all information necessary to establish the service needs of the Rangeview Customer, Rangeview and Pure Cycle shall establish a schedule identifying the scope of Pure Cycle WISE Delivery Infrastructure and the timing of construction (“Construction Schedule”) for such Pure Cycle WISE Delivery Infrastructure. Upon execution of a Wholesale Water Service Contract or other agreement which secures the Rangeview Customer’s commitment to purchase water taps and/or receive service and which indicates that Rangeview’s commitment to provide service is subject to completion of the Pure Cycle WISE Delivery Infrastructure identified in the Construction Schedule, Pure Cycle shall cause the construction of the identified Pure Cycle WISE Delivery Infrastructure pursuant to the time frame set forth in the Construction Schedule. Not less than twenty-one (21) days prior to execution of any construction contract in excess of Sixty Thousand Dollars ($60,000) related to the Pure Cycle WISE Delivery Infrastructure, Pure Cycle shall provide Rangeview with a copy of the contract in final or substantially final form and information regarding how the improvements will be financed. Rangeview shall review such information for the sole purpose of determining whether such contract is commercially reasonable and in compliance with prudent water provider practice in Colorado and whether the project is fiscally viable. Rangeview shall be deemed to have consented to the contract unless, within fourteen (14) days of the date of delivery of the contract, it delivers to Pure Cycle a notice specifically stating the reasons for its determination that the proposed contract is not commercially reasonable, is not in compliance with prudent water provider practice in Colorado, or the project is not fiscally viable.

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6.3           Public Bidding/Verification of Costs.  The Parties acknowledge that the costs of constructing Pure Cycle WISE Delivery Infrastructure shall be a factor in determining the rates and fees Rangeview may impose upon Rangeview Customers in accordance with Section 8.1 of this Agreement.  Pure Cycle agrees that it shall provide to Rangeview either (i) evidence to the reasonable satisfaction of Rangeview that the subject Pure Cycle WISE Delivery Infrastructure was constructed pursuant to a competitively bid contract in accordance with State statutes governing construction contracts for public projects, including, but not limited to, the applicable provisions of Articles 91 and 92 of Title 24, C.R.S., and Section 32-1-1001(1)(d), C.R.S.; or (ii) if Pure Cycle, in its sole discretion, determines to construct all or any portion of the Pure Cycle WISE Delivery Infrastructure without competitively bidding the contract(s), certification by an engineer selected by Rangeview independent from Pure Cycle that the construction related expenses for the subject infrastructure are reasonable and comparable for similar projects as constructed in the Denver Metropolitan Area (“Verified Costs”) based on copies of the invoices, bills, and requests for payment provided to Rangeview.  Pure Cycle shall provide Rangeview with written evidence of the date that payment was made by Pure Cycle for all Verified Costs.

6.4           Periodic Reports.  If Rangeview so requests, Pure Cycle will provide periodic reports on the status of completion of the Pure Cycle WISE Delivery Infrastructure and/or accounting of construction related expenses.

6.5           Standards of Construction.  Pure Cycle shall construct Pure Cycle WISE Delivery Infrastructure in full conformance with the design standards and specifications established and in use by Rangeview and the Rangeview Metropolitan District Rules and Regulations, as adopted from time to time (the “Rules and Regulations”), as well as applicable laws, rules and regulations and policies of State, federal or other governmental entities with jurisdiction.  Additionally, all Pure Cycle WISE Delivery Infrastructure shall be constructed in accordance with the provisions of this Agreement and, if applicable, the WISE Authority IGA and the WISE Delivery Agreement.

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ARTICLE VII
OWNERSHIP, OPERATION AND MAINTENANCE

7.1           Ownership of Improvements.  The Parties intend that upon completion, Pure Cycle WISE Delivery Infrastructure constructed pursuant to this Agreement shall be owned by Pure Cycle unless conveyed to another appropriate entity for ownership.

7.2           Operation and Maintenance of Improvements.  Pure Cycle shall operate, maintain and administer the Pure Cycle WISE Delivery Infrastructure, including billing all charges for water services on behalf of Rangeview in accordance with Section 8.1 and issuing taps on behalf of Rangeview.

7.3           Records.  Pure Cycle shall keep and maintain accurate files of all contracts concerning the Pure Cycle WISE Delivery Infrastructure and all other records necessary to the orderly administration and operation of the Pure Cycle WISE Delivery Infrastructure which are required to be kept by local, State or federal statutes, ordinances or regulations or which are necessary to comply with the WISE Authority IGA and the WISE Delivery Agreement.

7.4           Services.  Pure Cycle shall employ or contract with such engineers, qualified operators and other consultants as it deems appropriate, to perform the duties of operating the Pure Cycle WISE Delivery Infrastructure, including the following:

(a)           Cooperating with Rangeview and other State, county, local and federal authorities in providing such tests as are necessary to maintain compliance with appropriate governmental standards;

(b)           Preparing and implementing a program for water conservation in accordance with the requirements of the WISE Delivery Agreement;

(c)           Supervising connection of lines to those of Rangeview Customers and recording such connections for billing purposes in accordance with Section 8.2;

(d)           Coordinating construction with various utility companies to ensure minimum interference with the Pure Cycle WISE Delivery Infrastructure;

(e)           Performing all maintenance and repairs necessary to continue the efficient operation of the Pure Cycle WISE Delivery Infrastructure; and

(f)           Providing for emergency preparedness to provide response to emergencies, including, but not limited to, interruption of services because of line breaks, freeze-up or other mechanical problems.

7.5           Compliance with Laws.  Pure Cycle shall comply with all applicable governmental statutes, regulations, ordinances, permits and orders, including the Rules and Regulations and, if applicable, Sections 24-91-103, 103.5 and 103.6, C.R.S., as amended, in performance under this Agreement.

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7.6           Permits and Licenses.  Pure Cycle shall, at its own expense, apply for and obtain all necessary building, occupancy, well and other permits and licenses which may be required by any governmental entity which has jurisdiction over the operations to be performed by Pure Cycle under this Agreement.

7.7           Taxes.  Pure Cycle shall be solely responsible for and shall pay all taxes, fees, charges and assessments, if any, in connection with the work or the materials to be utilized in accomplishing the activities of Pure Cycle pursuant to this Agreement.

7.8           Reporting.  In addition to other reports required by this Agreement, if requested by Rangeview, Pure Cycle shall provide Rangeview with annual budgets and business plans with respect to the Pure Cycle WISE Delivery Infrastructure and such other information as Rangeview may reasonably request in order to assure itself that the demands of the Rangeview Customers are being adequately provided for and to assist Rangeview in its long-term planning efforts.  Pure Cycle shall also supply Rangeview with such information as Rangeview may reasonably require to comply with its obligations to State, county, local and federal authorities, including, but not limited to, the results of water quality tests and information concerning compliance with health and safety regulations.

ARTICLE VIII
BILLING AND RATES

8.1           Rates.  Prior to the commencement of water service to any Rangeview Customer, Rangeview shall adopt by resolution the Schedule of Fees which shall include the WISE Wholesale Delivery Rate established in accordance with the principles of cost-of-service utility rate setting established by mutual agreement of Rangeview and Pure Cycle, as the same may be modified from time to time by mutual written agreement of the Parties to respond to specific wholesale water demands of Rangeview Customers, the status of development of the Pure Cycle WISE Delivery Infrastructure and other relevant circumstances.  Rangeview’s adoption of the Schedule of Fees, including the WISE Wholesale Delivery Rate, shall be subject, without limitation, to the procedural requirements set forth in Section 10.3 and the following:

(a)           By no later than August 15 of each year, the Parties shall review the Schedule of Fees and mutually determine whether modifications, amendments or adjustments of the fees, charges and rates on the Schedule of Fees are necessary based on factors that include:

(i)           Actual costs incurred by each Party in the performance of their respective obligations under this Agreement and anticipated costs to be incurred in the following calendar year by each Party under this Agreement;

(ii)           Changes or modifications to the WISE Project Funding Obligations under the WISE Authority IGA and the WISE Delivery Agreement; and/or

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(iii)           Modifications, if any, to the rate setting methodology set forth in Exhibit B.

(b)           By no later than September 15 of each year, Rangeview shall provide its preliminary budget for the following year to Pure Cycle for review.  Pure Cycle shall have thirty (30) days to review the preliminary budget.  If Pure Cycle does not object in writing to the preliminary budget within the thirty (30) day review period, Pure Cycle’s consent shall be deemed given.

8.2           Billing.

(a)           On behalf of Rangeview and in accordance with the Rules and Regulations, Pure Cycle shall read the meters, bill the Rangeview Customers for wholesale water services provided hereunder, including all tap fees, usage charges and service charges, and implement collection efforts on delinquent accounts.  The bills shall provide that payment shall be made by Rangeview Customers to Rangeview at an address designated by Rangeview.

(b)           Rangeview shall receive payment of fees and charges from Rangeview Customers.  On or before the fifteenth (15th) day of each month, Rangeview shall pay Pure Cycle all amounts received from Rangeview Customers in the previous month net of costs incurred by Rangeview relating to its obligations under this Agreement with respect to the WISE Project and the provision of water service to Rangeview Customers, including Rangeview’s reasonable general, legal and administrative costs associated therewith (collectively, “Rangeview’s WISE Costs”) in consideration of Pure Cycle’s performance of its obligations under this Agreement which include, but are not limited to:  (i) serving as Rangeview’s financing entity with respect to paying Rangeview’s WISE Project Funding Obligations; (ii) serving as Rangeview’s Member representative on the WISE Authority; (iii) constructing, operating and maintaining Pure Cycle WISE Delivery Infrastructure; and (iv) otherwise ensuring the continued provision of water service to Rangeview Customers.  Such payment to Pure Cycle will be accompanied by a report from Rangeview specifying (i) the amount of all payments received from each Rangeview Customer; and (ii) the amount of Rangeview’s WISE Costs retained by Rangeview, together with such supporting documentation as Pure Cycle may reasonably require.

ARTICLE IX
ADDITIONAL COVENANTS OF PURE CYCLE

9.1           Independent Contractor.  Pure Cycle is an independent contractor, as provided in Section 8-40-202(2)(b)(I)-(IV), C.R.S., as amended, and nothing herein contained shall constitute or designate Pure Cycle or any of its employees, agents, subcontractors or suppliers as employees of Rangeview.  The performance of Pure Cycle of its obligations under this Agreement shall be at its sole cost, risk and expense, and no part of the cost thereof shall be charged to Rangeview, except the payments to be made by Rangeview to Pure Cycle for the services performed as provided herein.  Rangeview shall not be responsible for Pure Cycle’s means, methods, techniques, sequences or procedures of work or for safety precautions incident thereto.

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9.2           Illegal Alien Statute.  By its execution hereof, Pure Cycle confirms and ratifies all of the certifications, Statements, representations and warranties set forth in Exhibit C attached hereto and made a part hereof by this reference.

9.3           Insurance Requirements.  Pure Cycle shall procure the insurance coverages set forth below, which insurance shall be placed with insurance companies rated at least “A:XIII” by A.M. Best Company.  Pure Cycle shall give notice to Rangeview at least thirty (30) days prior to the cancellation or nonrenewal of such policies.  Pure Cycle shall give notice to Rangeview within five (5) business days, or as soon as practicable, of any modification of any such policies.  Pure Cycle shall, upon request, promptly furnish Rangeview with copies of policies obtained pursuant to this Section 9.3.  Pure Cycle shall furnish Rangeview with certificates evidencing such insurance and provided further, however, with respect to the Workers’ Compensation Insurance required below, Pure Cycle must furnish to Rangeview duly executed and validated forms as prescribed by the State authority having jurisdiction evidencing that such insurance is in full force and effect.

(a)           Liability Insurance Coverage.

(i)           Workers’ Compensation Insurance.  A Workers’ Compensation Insurance Policy in form and substance reasonably acceptable to Rangeview and in an amount not less than the statutory benefits, including Employer’s Liability Insurance with limits of liability of not less than (i) $500,000 for bodily injury by accident, each accident; (ii) $500,000 for bodily injury by disease, each employee; and (iii) $500,000 aggregate liability for disease.  The Workers’ Compensation Insurance Policy, or an endorsement to such policy, must include a waiver of subrogation in favor of Rangeview.

(ii)           Commercial General Liability Insurance.  A Commercial General Liability Insurance Policy written on an occurrence basis, in form and substance reasonably acceptable to Rangeview, which policy shall include, without limitation, Rangeview as an additional insured, a waiver of subrogation endorsement in favor of Rangeview, cross liability and severability of interest endorsements, endorsements providing that the coverage afforded by the insurance policy or policies is primary and non-contributing with any other insurance maintained by or available to Rangeview, and appropriate language providing the following coverages:  Premises and Operations Liability; Personal Injury Liability; Broad Form Property Damage Liability; Contractual Liability supporting Pure Cycle’s indemnification agreements in favor of Rangeview; Completed Operations and Products Liability; and Independent Contractor’s Protective Liability.  The Commercial General Liability Insurance Policy must be written with a combined single limit of liability of not less than $1,000,000 for each occurrence of bodily injury and/or property damage and an annual aggregate of liability of not less than $2,000,000 for bodily injury and/or property damage, and an annual aggregate of liability of not less than $2,000,000 for Completed Operations and Products Liability.

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(iii)           Automobile Liability Insurance.  An Automobile Liability Insurance Policy written on a per accident basis, in form and substance reasonably acceptable to Rangeview.  The Automobile Liability Insurance Policy must provide coverage for all owned, hired, rented and nonowned automobiles, and must include uninsured motorist coverages.  The Automobile Liability Insurance Policy must be written with a combined single limit of liability of not less than $1,000,000 for each accident for bodily injury and/or property damage.

(iv)           Excess Liability Insurance.  An Excess Liability Insurance Policy written in excess of the coverages provided by the insurance policies described in the preceding Subsections 9.3(a)(i) - (iii), in form and substance reasonably acceptable to Rangeview, which policy will include Rangeview as additional insured.  The Excess Liability Insurance Policy must be written with a combined single limit of not less than $1,000,000 for each occurrence of bodily injury/or property damage and annual aggregate.

(v)           Professional Liability Insurance Coverage.  Pure Cycle shall obtain and, continuously thereafter for eight (8) years from the date of substantial completion of the design of Pure Cycle WISE Delivery Infrastructure, if any, maintain in full force and effect a claims made policy covering errors, omissions and negligent acts in the performance of its obligations hereunder, in an amount of $1,000,000 per claim and annual aggregate.  Pure Cycle shall be solely responsible for the payment of all deductibles.

(b)           Except as otherwise expressly provided herein, all insurance policies required by the terms of this Section 9.3 shall be kept in full force and effect so long as this Agreement is in effect.  Notwithstanding anything to the contrary contained in this Agreement, the foregoing insurance requirements are in no way intended to, and will not in any manner, limit or qualify the liabilities and/or indemnities assumed by Pure Cycle under or pursuant to this Agreement.

(c)           Rangeview’s acceptance and/or approval of any or all of the insurances required hereunder does not and shall not be construed to relieve Pure Cycle from any obligations, responsibilities or liabilities under this Agreement.

ARTICLE X
ADDITIONAL COVENANTS OF RANGEVIEW

10.1           Agreement Amendments Affecting Pure Cycle.  Rangeview shall not enter into any amendments of the WISE Authority IGA or the WISE Delivery Agreement nor any additional agreements with the parties thereto that affect or could affect Pure Cycle’s rights and/or obligations under this Agreement without Pure Cycle’s prior written approval.

10.2           WISE Authority Operation of Retail Delivery System.  Rangeview shall not consent to any proposed operation by the WISE Authority of a retail delivery system within all or any portion of the Rangeview Service Area, pursuant to Section 5.A.13 of the WISE Authority IGA, without obtaining the prior written consent of Pure Cycle.  Nor shall Rangeview consent to the imposition by the WISE Authority to any tap fee or service charge on any retail customers within Rangeview’s Service Area, pursuant to Section 5.A.18 of the WISE Authority IGA, without obtaining the prior written consent of Pure Cycle.

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10.3         Rules; Regulations.  Rangeview shall adopt such Rules and Regulations as are necessary and appropriate for the performance by the Parties of their obligations hereunder, including, without limitation, establishing the Schedule of Fees as set forth in Section 8.1 and in accordance with Exhibit B of this Agreement, subject to the following:

(a)           Not less than forty-five (45) days prior to the public hearing at which the Rangeview Board of Directors will consider adoption of any rules, regulations, policies or amendments thereto, related to or affecting Pure Cycle’s rights or obligations under this Agreement, Rangeview shall submit drafts of same to Pure Cycle for Pure Cycle’s review and consent, which consent shall not be unreasonably withheld.

(b)           If Pure Cycle fails to submit a written objection or its consent within such forty-five (45) day period, Pure Cycle’s consent shall be deemed to be given.

ARTICLE XI
EVENTS OF DEFAULT/REMEDIES

11.1           Notice of Default/Cure Period.  Any default in the observance or performance of any material term, covenant or condition of this Agreement, including a failure to make any payment when due, shall constitute an event of default only if the default continues and is not cured for a period of thirty (30) days after written notice specifically setting forth the nature of the default has been given by the non-defaulting Party to the defaulting Party, or if more than thirty (30) days are reasonably required to cure such default and the defaulting Party has failed to commence to correct same within such thirty (30) day period and thereafter fails to prosecute the same to completion with reasonable diligence.

11.2           Monetary Default by Pure Cycle.  In its capacity as Rangeview’s financing entity, Pure Cycle’s failure to deposit funds in the WISE Funding Account for payment of any WISE Project Funding Obligation in the required amount when due in accordance with Section 5.2 herein shall constitute a default under this Agreement.  In addition to and without limiting or forgoing the remedies available to Rangeview set forth in Section 11.8 below, Rangeview shall have the additional right prior to the expiration of the cure period set forth in Section 11.1to retain that portion of revenues derived from WISE Wholesale Delivery Rate received by Rangeview comprising Pure Cycle’s Rate of Return except for that portion of Pure Cycle’s “Rate of Return” (as defined in Exhibit B) attributable in the calculation of the WISE Wholesale Delivery Rate to Pure Cycle’s “Capital Costs” (as defined in Exhibit B), until Rangeview has recovered the amount required to be deposited in accordance with Section 5.2.

11.3           Service Default by Pure Cycle.  In its capacity as service provider and operator under the Operator Agreements, Pure Cycle’s failure to provide adequate and uninterrupted water service to Rangeview Customers shall, subject to the notice and cure provisions set forth in Section 11.1, constitute an event of default under this Agreement.  In addition to and without limiting or forgoing the remedies to Rangeview set forth in Section 11.8 below, Rangeview shall have the additional right prior to the expiration of the cure period set forth in Section 11.1 to perform such service and operation functions as may be necessary or appropriate to maintain water service to Rangeview Customers, including, without limitation, the following:

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(a)           Immediately exercise the right of access and license hereby granted to Rangeview by Pure Cycle for operation and maintenance and, if applicable, completion of the Pure Cycle WISE Delivery Infrastructure, whether completed or under construction; and

(b)           Retain all revenues derived from WISE Wholesale Delivery Rate received by Rangeview except the portion attributable in the calculation of the WISE Wholesale Delivery Rate to Pure Cycle’s Capital Costs, together with the portion of Pure Cycle’s Rate of Return thereon, it being the intent that amounts retained by Rangeview will be applied to pay or reimburse costs incurred by Rangeview in the performance of service and operations functions.

11.4           Monetary Default by Rangeview.  It shall be an event of default under this Agreement, to the extent that there is no monetary default by Pure Cycle pursuant to Section 11.2 above, if Rangeview (i) fails to pay all or any portion of a WISE Project Funding Obligation when due; (ii) utilizes amounts deposited in the WISE Funding Account for any purpose not specified in this Agreement; or (ii) otherwise misappropriates or misuses monies deposited into the WISE Funding Account.

11.5           Pure Cycle Remedies for Rangeview Default.  In the event of a default by Rangeview, in addition to and without forgoing any of the other remedies set forth in Section 11.8, Pure Cycle shall have the right to (i) receive all revenue from tap fees, usage charges and service charges, including late payment charges and/or penalties, collected and then on deposit, including any amounts otherwise payable to Rangeview hereunder; and (ii) enter onto and take possession of any Rangeview property necessary to cure such default and/or ensure continued delivery of water to Rangeview Customers.

11.6           Other Defaults.  The following events shall constitute events of default under this Agreement:

(a)           The filing by a Party of a petition in bankruptcy, insolvency or for reorganization under the bankruptcy laws of the United States or under any State, the dissolution of a party, or a party making an assignment for the benefit of creditors; or

(b)           The institution against a Party of involuntary proceedings under any such bankruptcy law or insolvency act or for dissolution, or the appointment of a receiver or trustee for substantially all of the property of a Party, which proceeding is not dismissed or receivership or trusteeship is not vacated within sixty (60) days after such institution or appointment.

11.7           Customer Protection.  Notwithstanding any provision in this Agreement to the contrary, including, without limitation, the notice and cure provisions set forth in Section 11.1, the Parties expressly agree that during the cure period and thereafter the non-defaulting Party shall have the immediate right to take such actions as are reasonably necessary to maintain uninterrupted delivery of water to Rangeview Customers and recover the costs incurred therewith from amounts otherwise payable to the defaulting Party under this Agreement.

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11.8          Limitations on Remedies.  In the event of a breach or default of this Agreement by either Party, the non-defaulting Party shall be entitled to exercise all remedies in equity which may include, but are not limited to, appointment of a receiver to administer monies payable by or to either Party under this Agreement and specific performance.  Each Party hereby waives its right to bring a suit for damages against the other for a breach or default of this Agreement.  In the event of any litigation or other proceeding to enforce the terms, covenants or conditions hereof, the prevailing Party in such proceeding shall obtain as part of its judgment or award its reasonable attorneys’ fees and costs.

11.9          Wholesale Water Service Contracts.  The Parties acknowledge that Rangeview Customers will enter into Wholesale Water Service Contracts in reliance on the Parties’ performance of their respective obligations under this Agreement.  The Parties agree that with respect to any Wholesale Water Service Contract that provides for receipt of any portion of Rangeview’s Pro Rata Share:

(a)           Not less than thirty (30) days prior to execution of the contract, Rangeview shall provide for Pure Cycle’s review and consent the substantially final form of the contract; and

(b)           The contract shall include provisions that:

(i)           Obligate Pure Cycle and Rangeview to provide to the Rangeview Customer entering into the Wholesale Water Service Contract a copy of any notice of default given or received pursuant to this Agreement; and

(ii)           Provide such Rangeview Customer, in the event of a default by Pure Cycle and/or Rangeview that jeopardizes the Rangeview Customer’s right and/or ability to receive uninterrupted wholesale water service, with such rights and remedies as are reasonably required to assure that the water service to which it is entitled will not be impaired or interrupted.

ARTICLE XII
REPRESENTATIONS AND WARRANTIES

12.1           Representations of Pure Cycle.  In addition to the other representations, warranties and covenants made by Pure Cycle herein, Pure Cycle hereby makes the following representations and warranties:

(a)           Pure Cycle is a corporation duly organized and validly existing under the laws of the State of Colorado and authorized to conduct business in the State of Colorado under the laws of the State of Colorado;

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(b)           Pure Cycle has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(c)           Pure Cycle has taken or performed all requisite acts or actions which may be required by its organizational and/or operational documents to confirm its authority to execute, deliver and perform each of its obligations under this Agreement;

(d)           Pure Cycle is not in violation of any applicable provisions of law or any order of any court having jurisdiction in the matter, which violation could reasonably be expected to materially adversely affect the ability of Pure Cycle to perform its obligations hereunder;

(e)           The execution, delivery and performance by Pure Cycle of this Agreement will not violate any provision of (i) applicable law or regulation or of any order, writ, judgment or decree of any court, arbitrator or governmental authority; or (ii) any contract, agreement or other undertaking to which Pure Cycle is a party;

(f)           Pure Cycle has obtained all consents and approvals of, and has made all registrations and declarations with any governmental authority or regulatory body required for the execution, delivery and performance by Pure Cycle of this Agreement;

(g)           There is no action, suit, inquiry, investigation or proceeding to which Pure Cycle is a party, at law or in equity, before any court, arbitrator, governmental or other board, body or official which is pending or threatened in connection with any of the transactions contemplated by this Agreement nor is there any basis therefore, wherein an unfavorable decision, ruling or finding could reasonably be expected to have a materially adverse effect on the validity or enforceability of, or the authority or ability of Pure Cycle to perform its obligations under this Agreement; and

(h)           This Agreement constitutes the legal, valid and binding obligation of Pure Cycle, enforceable against Pure Cycle in accordance with its terms (except as such enforceability may be limited by bankruptcy, moratorium or other similar laws affecting creditors’ rights generally, and provided that the application of equitable remedies is subject to the application of equitable principles).

These representations and warranties are made as of the date hereof and shall be deemed continually made by Pure Cycle to Rangeview for the entire term of this Agreement.

12.2           Representations of Rangeview.  In addition to the other representations, warranties and covenants made by Rangeview herein, Rangeview hereby makes the following representations and warranties:

(a)           Rangeview is a quasi-municipal corporation and political subdivision duly organized and validly existing under the laws of the State of Colorado;

(b)           Rangeview has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

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(c)           Rangeview’s execution, delivery and performance of this Agreement has been duly authorized by all necessary action;

(d)           Rangeview is not in violation of any applicable provisions of law or any order of any court having jurisdiction in the matter, which violation could reasonably be expected to materially adversely affect the ability of Rangeview to perform its obligations hereunder;

(e)           The execution, delivery and performance by Rangeview of this Agreement will not violate any provision of (i) applicable law or regulation or of any order, writ, judgment or decree of any court, arbitrator or governmental authority; or (ii) any contract, agreement or other undertaking to which Rangeview is a party;

(f)           Rangeview has obtained all consents and approvals of, and has made all registrations and declarations with any governmental authority or regulatory body required for the execution, delivery and performance by Rangeview of this Agreement;

(g)           There is no action, suit, inquiry, investigation or proceeding to which Rangeview is a party, at law or in equity, before any court, arbitrator, governmental or other board, body or official which is pending or threatened in connection with any of the transactions contemplated by this Agreement nor is there any basis therefore, wherein an unfavorable decision, ruling or finding could reasonably be expected to have a materially adverse effect on the validity or enforceability of, or the authority or ability of Rangeview to perform its obligations under this Agreement; and

(h)           This Agreement constitutes the legal, valid and binding obligation of Rangeview, enforceable against Rangeview in accordance with its terms (except as such enforceability may be limited by bankruptcy, moratorium or other similar laws affecting creditors’ rights generally and provided that the application of equitable remedies is subject to the application of equitable principles).

These representations and warranties are made as of the date hereof and shall be deemed continually made by Rangeview to Pure Cycle for the entire term of this Agreement.

ARTICLE XIII
MISCELLANEOUS

13.1           Written Amendment Required.  This Agreement may be amended from time to time by agreement between the Parties hereto; provided, however, that no amendment, modification, or alteration of the terms or provisions hereof shall be binding upon Rangeview or Pure Cycle unless the same is in writing and duly executed by the Parties hereto.

13.2           No Joint Venture or Partnership.  Nothing contained in this Agreement shall be construed or interpreted as making the Parties joint venturers or partners.  Neither Party shall have the power to bind or obligate the other Party, nor shall either Party hold itself out as having such authority.

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13.3           Mutual Indemnity.  To the extent permitted by law, each Party hereby agrees to indemnify and hold harmless the other Party and its directors, affiliates, employees, agents and contractors from and against any and all liabilities resulting from any and all claims, demands, suits, actions or other proceedings of whatsoever kind or nature made or brought by any other third party, including attorneys’ fees, expenses and court costs, which directly or indirectly or purportedly arise out of or are in any manner related to or connected with such Party’s performance or failure to perform obligations under this Agreement; provided, however, that a Party shall have no obligation to indemnify and hold harmless the other Party for any liability which was caused or is claimed to have been caused or contributed to in whole or in part by the act or failure to act of the other Party or its directors, affiliates, employees, agents or contractors.  Rangeview further agrees to investigate, handle, respond to and to provide defense for and defend against, or at Pure Cycle’s option, to pay the attorneys’ fees and expenses for counsel of Pure Cycle’s choice for any of such liabilities, claims, demands, suits, actions, or other proceedings.  Neither Party shall settle any claim in which it seeks indemnification hereunder without prior written approval of the other Party.

13.4           Governmental Immunity.  Nothing in this Agreement shall be interpreted or construed as a waiver of any rights, immunities or protections provided to Rangeview by the Colorado Governmental Immunity Act, Section 24-10-101, C.R.S., et seq., as may be amended from time to time.

13.5           Force Majeure.  No Party shall be liable for any delay or failure to perform due solely to conditions or events of force majeure, as that term is defined in this Section 13.5; provided that (i) the non-performing Party gives each other Party prompt written notice describing the particulars of the force majeure; (ii) the suspension of performance is of no greater scope and of no longer duration than required by the force majeure event or condition; and (iii) the non-performing Party proceeds with reasonable diligence to remedy its inability to perform and provides weekly progress reports to the other Party describing remedial actions taken.  In the case of a force majeure event, the Parties shall meet and agree, in writing, upon an appropriate modification of obligations identified herein, with specific reference to water delivery obligations, so as to address the unanticipated conditions associated with the event.  As used in this Section 13.5, force majeure shall mean any delay or failure of a Party to perform its obligations under this Agreement caused by events beyond the Party’s reasonable control and without the fault or negligence of the Party, including, without limitation: (a) acts of God; (b) sudden actions of the elements such as floods, earthquakes, hurricanes or tornadoes; (c) sabotage; (d) vandalism beyond that which can be reasonably prevented by the Party; (e) terrorism; (f) war; (g) riots; (h) fire; (i) explosion; (j) blockades; (k) insurrection; (l) material shortages, failure of suppliers, freight handlers or transportations; or (m) strike, slow down or labor disruptions (even if such difficulties could be resolved by conceding to the demands of a labor group).  Should there be evidence of force majeure that may affect, or has affected, the ability of either Party to meet its obligations under this Agreement, the Parties agree to meet and negotiate in good faith any modifications to this Agreement to ensure a reasonable and coordinated response to such force majeure with the goal of forestalling the need for a force majeure declaration.

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13.6           Term; Termination.  This Agreement shall be binding on the date that it is fully executed and delivered by both Parties and, unless sooner terminated by written agreement of the Parties or as otherwise provided herein, shall be perpetual.

13.7           Notices.  All notices, demands, requests or other communications to be sent by one Party to the other hereunder or required by law shall be in writing and shall be deemed to have been validly given or served by delivery of same in person to the addressee or by courier delivery via Federal Express or other nationally recognized overnight air courier service, by electronically-confirmed facsimile transmission, or by depositing same in the United States mail, postage prepaid, addressed as follows:

To Rangeview:	Rangeview Metropolitan District 141 Union Boulevard, Suite 150 Lakewood, CO 80228 Attn: President Phone: (303) 987-0835 Fax: (303) 987-2032

With a copy to:	Paul Rufien 4600 S. Ulster St., Suite 1111 Denver, CO 80237 Phone: (303) 779-0200 Fax: (303) 779-3662

To Pure Cycle:	Pure Cycle Corporation 1490 Lafayette St., Suite 203 Denver, CO 80216 Attn: President Phone: (303) 292-2456 Fax: (303) 292-3475

With a copy to:	Davis Graham & Stubbs LLP 1550 17th Street, Suite 500 Denver, CO 80202 Attn: General Counsel for Pure Cycle Corporation Phone: (303) 892-9400 Fax: (303) 893-1379

All notices, demands, requests or other communications shall be effective upon such personal delivery, one (1) business day after being deposited with United Parcel Service or other nationally recognized overnight air courier service, on the date of transmission if sent by confirmed facsimile, or three (3) business days after deposit in the United States mail.  By giving the other Party hereto at least ten (10) days written notice thereof in accordance with the provisions hereof, each of the Parties shall have the right from time to time to change its address or contact information.

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13.8           Assignment.  Neither Party shall assign any of its rights or delegate any of its duties hereunder to any person or entity, without the prior written approval of the other Party and compliance with any applicable provisions of the WISE Authority IGA.  Any purported assignment or delegation in violation of the provisions hereof shall be void and ineffectual.  Notwithstanding any provision herein to the contrary, any assignment by Pure Cycle of its right to receive payments of any amount shall be subject to regulation under the Colorado Municipal Bond Supervision Act, and Pure Cycle shall pay any cost associated with such assignment required to comply with applicable statutes.

13.9           Parties Interested Herein; No Third Party Beneficiaries.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon, or to give to any person other than Pure Cycle and Rangeview any right, remedy, or claim under or by reason of this Agreement or any covenants, terms, conditions, or provisions thereof, and all of the covenants, terms, conditions, and provisions in this Agreement by and on behalf of Pure Cycle and Rangeview shall be for the sole and exclusive benefit of Pure Cycle and Rangeview, nor shall any person, including, without limitation, Rangeview Customers, be deemed third party beneficiaries of this Agreement.

13.10          Governing Law and Jurisdiction.  This Agreement shall be governed and construed under the laws of the State of Colorado.  Venue for any legal action relating to this Agreement shall be exclusive to the District Court in and for the City and County of Denver, Colorado.

13.11          Inurement.  Each of the terms, covenants and conditions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.

13.12          Integration.  This Agreement constitutes the entire agreement between the Parties with respect to the matters addressed herein.  All prior discussions and negotiations regarding the subject matter hereof are merged herein.

13.13          Severability.  If any covenant, term, condition, or provision under this Agreement shall, for any reason, be held to be invalid or unenforceable, the invalidity or unenforceability of such covenant, term, condition, or provision shall not affect any other provision contained herein, the intention being that such provisions are severable.

13.14          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which shall constitute one and the same document.

13.15          Paragraph Headings.  Paragraph headings are inserted for convenience of reference only.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first set forth above.

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RANGEVIEW METROPOLITAN DISTRICT, ACTING BY AND THROUGH ITS WATER ACTIVITY ENTERPRISE

By:	/s/ Mark Harding
President

Attest:

/s/ Scott Lehman
Secretary

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PURE CYCLE CORPORATION

By:	/s/ Mark Harding
Mark Harding, Chief Executive Officer

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EXHIBIT A
PURE CYCLE WISE DELIVERY INFRASTRUCTURE
[INSERT MAP]

Exhibit A consists of a map of the anticipated location of Pure Cycle WISE Delivery Infrastructure in Arapahoe County Colorado.

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EXHIBIT B
CERTIFICATION OF PURE CYCLE

1.
Pursuant to the requirements of Section 8-17.5-102(1), C.R.S., Pure Cycle hereby certifies to Rangeview that Pure Cycle does not knowingly employ or contract with an illegal alien who will perform work under the RANGEVIEW/PURE CYCLE WISE PROJECT FINANCING AND SERVICE AGREEMENT (“Agreement”) and that it will participate in the E-Verify Program or Department Program (as defined in Sections 8-17.5-101(3.3) and (3.7), C.R.S.) in order to confirm the employment eligibility of all employees of Pure Cycle who are newly hired to perform work under the Agreement.

2.	In accordance with Section 8-17.5-102(2)(a), C.R.S., Pure Cycle shall not:

a.	Knowingly employ or contract with an illegal alien to perform work under the Agreement; or

b.	Enter into a contract with a subcontractor that fails to certify to Pure Cycle that the subcontractor shall not knowingly employ or contract with an illegal alien to perform work under the Agreement.

3.
Pure Cycle represents and warrants it has confirmed the employment eligibility of all employees who are newly hired for employment to perform work under the Agreement through participation in either the E-Verify Program or the Department Program.

4.	Pure Cycle is prohibited from using either the E-Verify Program or the Department Program procedures to undertake pre-employment screening of job applicants while the Agreement is in effect.

5.	If Pure Cycle obtains actual knowledge that a subcontractor performing work under the Agreement knowingly employs or contracts with an illegal alien, Pure Cycle shall:

a.	Notify the subcontractor and Rangeview within three days that Pure Cycle has actual knowledge that the subcontractor is employing or contracting with an illegal alien; and

b.
Terminate the subcontract with the subcontractor if within three days of receiving the notice the subcontractor does not stop employing or contracting with the illegal alien; except that Pure Cycle shall not terminate the contract with the subcontractor if during such three days the subcontractor provides information to establish that the subcontractor has not knowingly employed or contracted with an illegal alien.

6.
Pure Cycle shall comply with any reasonable request by the Colorado Department of Labor and Employment (“Department”) made in the course of an investigation that the Department is undertaking, pursuant to the law.

7.
If Pure Cycle violates any provision of this Addendum, Rangeview may terminate the Agreement immediately and Pure Cycle shall be liable to Rangeview for actual and consequential damages of Rangeview resulting from such termination, and Rangeview shall report such violation by Pure Cycle to the Colorado Secretary of State, as required by law.

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